Exhibit 10.4

AMENDMENT TO THE ENSCO INTERNATIONAL INCORPORATED 1998 INCENTIVE PLAN

WHEREAS, the Board of Directors of ENSCO International Incorporated, a Delaware corporation, (the "Company") adopted the ENSCO International Incorporated 1998 Incentive Plan effective May 12, 1998, (which, as previously amended from time to time, is referred to herein as the "Plan"), and

WHEREAS the Board of Directors of the Company has approved this Amendment to the Plan effective as of the 31st day of May, 2006 in order to (i) revise the provisions of the Plan regarding withholding upon exercise of stock options and restricted stock issued pursuant to the Plan as provided hereinbelow, and (ii) provide for a participant's right to designate a beneficiary to succeed to certain rights under the Plan in the event of his death, which amendment conforms to a corresponding provision of the Company's 2005 Long-Term Incentive Plan, as amended.

NOW, THEREFORE, pursuant to a resolution of the Board of Directors of the Company unanimously adopted and approved on the 9th day of May, 2006, the Plan hereby is amended as follows:

1)       Section 2 is amended by adding the following new definitions:

          "Employee Taxes" shall mean any federal, state, and local income taxes and/or other taxes imposed by the Host Country and/or country of the Participant's residence.

          "Host Country" shall mean the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Employee.

          "Tax Equalization" or "Hypothetical Tax" shall mean the methodology established by the Company, either through general personnel policies or specific agreement, to neutralize, in whole or in part, the tax consequences to Employees assigned to locations outside of the Employee's home country.

2)       Section 3(b)(xi) is amended in its entirety to read as follows:

(xi)	To establish procedures whereby a number of Shares may be withheld from the total number of Shares to be issued upon exercise of an Option, or surrendered by a Participant in connection with the exercise of an Option or the vesting of any Restricted Stock Award, to meet the obligation of the Company or any of its Subsidiaries with respect to withholding of Host Country or country of the Participant's residence or citizenship, if applicable, Employee Taxes incurred by the Participant upon such exercise or vesting or to meet the obligation of the Participant, if any, to the Company or any of its Subsidiaries under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto.

3)       Section 6(d)(iv) is amended in its entirety to read as follows:

          (iv)     Death of an Optionee.   Upon the death of an Optionee, any Option held by such Optionee shall terminate and be of no further effect; provided, however, that notwithstanding the provisions of Section 6(d)(ii) above, in the event an Optionee's death occurs during the term of an Option held by such Optionee and, on the date of death, the Optionee was a Director or Employee (and, for ISOs, at the time of death, the Optionee was an Employee and had been an Employee since the Date of Grant), the Option may be exercised in whole or in part to the extent that the Optionee was entitled to exercise it on such date, but only until the earlier of the date (i) the Option held by the Optionee expires, or (ii) twelve (12) months from the date of the Optionee's death, by the individual designated by the Optionee pursuant to Section 14 as his beneficiary, or by the executor or administrator of the Optionee's estate if the default provisions of Section 14 become applicable. To the extent the Option is not entitled to be exercised on the date of the Optionee's death, or if the Option is not exercised within the time specified herein, such Option shall terminate.

4)       Section 6(e) is amended in its entirety to read as follows:

          (e)     Non-Transferability of Options.  No Option granted under this Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than (i) by a then-effective beneficiary designation or the default provisions of Section 14 in the event of an Optionees death, or (ii) in the case of any holder after the Optionee's death, only by will or by the laws of descent and distribution. No Option granted under this Plan is assignable by operation of law or subject to execution, attachment or similar process. Any Option granted under this Plan can only vest or be exercised by such Optionee during the Optionee's lifetime. Any attempted sale, pledge, assignment, hypothecation or other transfer of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Option shall be null and void and without force or effect. No transfer of the Option pursuant to the default provisions of Section 14 shall be effective to bind the Company unless the Company shall have been furnished such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option. The terms of any Option transferred pursuant to a then-effective beneficiary designation or, if applicable, the default provisions of Section 14, shall be binding upon the executors, administrators, heirs and successors of the Optionee.

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5)          Section 6(l) is amended in its entirety to read as follows:

          (1)     Disqualifying Dispositions.  The Stock Option Agreement evidencing any ISO granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any Share or Shares issued to him pursuant to the exercise of the ISO within the two-(2) year period commencing on the day after the Date of Grant of such Option or within the one-(1) year period commencing on the day after the date of transfer of the Share or Shares to him pursuant to the exercise of such Option, he shall, within ten (10) days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal, state and/or income tax withholding required by law.

6)          Section 8 is amended in its entirety to read as follows:

SECTION 8
ISSUANCE OF SHARES; TAX WITHHOLDING

          (a)     Issuance of Shares.  As a condition to the transfer of any Shares issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act of 1933, as amended, or any other applicable securities laws, rules or regulations, or that such transfer has been registered under Federal and all applicable state securities laws and other non-United States registration laws, rules and regulations the Committee deems applicable and for which, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such Shares. The Company may refrain from delivering or transferring Shares issued under this Plan until the Committee has determined that the Participant has tendered to the Company any and all applicable Employee Taxes owed by the Participant as the result of the receipt of a Plan Award, the vesting of a Plan Award, the exercise of an Option or the disposition of any Shares issued under this Plan, in the event that the Company reasonably determines that it might have a legal liability to satisfy such taxes and/or any amounts owed to the Company under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto. The Company shall not be liable to any person or entity for damages due to any delay in the delivery or issuance of any stock certificate evidencing any Shares for any reason whatsoever.

          (b)     Tax Withholding.  Each Participant shall, no later than the date as of which the value of any Plan Award or any Shares or other amounts received thereunder first becomes includable in the gross income of such Participant for Employee Taxes, pay to the Company or its designee, or make arrangements satisfactory to the Committee regarding payment of, any and all such taxes of any kind required to be withheld with respect to such income and any amounts owed to the Company under the Company's Tax Equalization or Hypothetical Tax policies or specific agreements relating thereto. The Company or its designee and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant and to require any payments necessary in order to enable it to satisfy its withholding obligations. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company or its designee to withhold from Shares to be issued pursuant to any Plan Award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company or its designee Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

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7)          A new Section 14 is added to the Plan to read as follows:

SECTION 14
DESIGNATION OF BENEFICIARY

          A Participant shall designate a primary and contingent beneficiary who shall in the event of the Participant's death (i) succeed to the Participant's right to exercise his Options under the terms and during the period specified in Section 6(d)(iv), and (ii) become entitled to any settlement of the Participant's Restricted Stock Plan Award under this Plan. The designation of beneficiary will control the exercise rights, if any, with respect to all outstanding Options the Participant holds on the date of his death and the entitlement to settlement, if any, under all outstanding Restricted Stock Plan Awards the Participant holds on the date of his death. If the primary beneficiary and contingent beneficiary, if any, designated by the Participant in his then-effective beneficiary designation predecease the Participant, or if the Participant fails to file a designation of beneficiary with the Director-Compensation & Benefits of the Company, the executor or the administrator of the Participant's estate shall succeed to the Participant's rights described in this Section 14. A Participant may only have one applicable beneficiary designation on file with the Company with regard to Options and Restricted Stock Plan Awards. A Participant may revoke any designation of beneficiary on file with the Director-Compensation & Benefits of the Company by filing a new designation of beneficiary with the Director-Compensation & Benefits. The most recent designation of beneficiary filed by a Participant with the Director-Compensation & Benefits will supersede any previously filed designation of beneficiary.

          IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed effective as of the 31st day of May, 2006.

ENSCO INTERNATIONAL INCORPORATED /s/ Charles A. Mills By: Charles A. Mills Its: Vice President - Human Resources and Security

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